Exhibit 99.1

news release

Paychex and EMPLOYERS Join to Provide Workers’

Compensation Insurance to Small Business Market

RENO, Nev. – October 9, 2012 – EMPLOYERS®, America’s small business insurance specialist®, has entered into an agreement with Paychex Insurance Agency, Inc. This agreement will provide small businesses the opportunity to acquire and pay for workers’ compensation insurance when they process payroll through Paychex.

The Program will be available in 2013 in all 31 states in which EMPLOYERS does business as well as the District of Columbia.

Required by law in nearly every state, workers’ compensation insurance plays an important role in helping protect businesses and their most valuable asset – their employees. Committed to serving the needs of America’s small businesses, both Paychex and EMPLOYERS continuously seek to deliver solutions that enable small businesses to thrive, making this strategic partnership a natural fit.

For more information, small businesses can call 1-877-266-6850 or visit paychexinsurance.com.

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 567,000 payroll clients as of May 31, 2012. For more information about Paychex and our products, visit www.paychex.com.

-more-

About Employers Holdings, Inc.

Employers Holdings, Inc. is headquartered in Reno, Nevada and listed on the New York Stock Exchange (NYSE: EIG). EMPLOYERS is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates coast to coast. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

# # #

Copyright © 2012 EMPLOYERS. All rights reserved.

CONTACT:

Media – Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677

Analysts – Vicki Erickson Mills, Vice President, Investor Relations, vericksonmills@employers.com, (775) 327-2794